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                              CONSULTANCY AGREEMENT
                                     BETWEEN
                              CARROUSEL CAPITAL LTD
                                       AND
                                  LEA GREEN LTD

THIS CONSULTANCY AGREEMENT ("Agreement") is entered into by and among:

(1) Rupert Lea of [Omitted for Edgar filing]

(2) Bruno Sangle-Ferriere of Carrousel Capital Limited, 3A Harrington Road, London, SW7 3ES;

(3) Lea Green Ltd ("Consultant") Le Gallais Chambers 54 Bath St St Helier, Jersey JE4 8YD and

(4) Carrousel Capital Ltd. ("Manager"), a company whose registered office is at 3A Harrington Road, London, SW7 3ES and which is regulated by the United Kingdom Financial Services Authority ("FSA").

     1)  The effective date of commencement of this Agreement is 5th April 2004.

     2) Services The Consultant will provide services to the Manager in relation to certain projects (the "Projects") and investments (the "Investments") controlled by the Manager. The services to be provided by the Consultant with respect to each Project and Investment will be set forth in schedules to this Agreement (each a "Schedule") as agreed to, from time to time, by the Manager and the Consultant.

         The Consultant shall provide the services in a good, efficient and proper manner, subject to the supervision of the Manager.

     3) No Agency: The Consultant has no agency relationship with the Manager and has no power to act as agent to or to bind the Manager. Except in accordance with instructions given to it by the Manager, the Consultant shall not hold itself out as having power, nor shall it purport to bind the Manager in any way whatsoever.

     4)  Duration of Project:

         (a) A Project will start upon agreement between the Consultant and the Manager and will finish upon agreement of a completion ("Completion Notice") notice between the Manager and the Consultant.

         (b) The Manager may at any time terminate a Project or this Agreement or both by written notice to the Consultant and with immediate effect and in relation to any unfinished Projects, such notice will constitute a Completion Notice.


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     5)  Information: All materials and documents produced or accumulated during the course of and in connection with any Project (including without limitation in relation to any Investment) (the "Confidential Information") will be and will remain the property of the Manager. The Consultant will not at any time either during the continuance of or after the termination of this Agreement, use, disclose or communicate to any person whatsoever any Confidential Information of which it has or may have become possessed during the continuance of the Agreement or supply the names or addresses of any clients or prospective clients, business contacts or agents of the Manager to any person except in the provision of the services performed pursuant to this Agreement and as agreed by the Manager or as authorised in writing by the board of directors of the Manager or as ordered by a court of competent jurisdiction. All Confidential Information will be returned to the Manager within two weeks of the Completion Notice. Should some necessary follow up work be done by the Consultant by agreement with the Manager after the issue of the Completion Notice, any working materials produced or accumulated in connection with such follow-up work (the "Additional Confidential Materials") will remain the property of the Manager and the Consultant will return the Additional Confidential Materials promptly to the Consultant upon request. The Consultant agrees not to delay any return of documentation in a way that would harm the Manager or its asset under management.

     6) Fees and expenses: The Consultant and the Manager will agree to a fixed fee in respect of each Project. Any outstanding monies owed by the Manager to the Consultant in respect of any Project shall be paid to the Consultant within two weeks of the issue of the Completion Notice served pursuant to clause 4.1, subject to the Consultant providing the Manager with the relevant bank account details. In addition, the Manager will reimburse any reasonable out of the pocket expenses incurred by the Consultant. If the Consultant reasonably believes that the expenses incurred by the Consultant respect of any single item of expenditure are likely to exceed (pound)500, the Consultant shall obtain prior written consent for such expenditure from the Manager (to be evidenced by fax).

     7) Representations and Warranties: The Consultant represents, warrants and undertakes that:
              (a) it has the necessary regulatory and legal authority to enter into this consultancy agreement and to act as agreed;
              (b) it will comply with all rules, regulations, policies, manuals and procedures from time to time operated by or affecting the Manager;
              (c) it will keep the manager informed of the progress of all Projects; and
              (d) it will promptly give (or procure to be given) to the Manager such information as the Manager may require to enable the Manager to comply with its disclosure obligations from time to time under
              Part IV of the Companies Act 1985 and the City Code on Takeovers and Mergers.


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     8)  No Unlawful Dealings

         The Consultant and Rupert Lea each acknowledge, agree and undertakes that:

         (a) the Confidential Information may constitute price sensitive information and that they each shall comply with their obligations under Part V Criminal Justice Act 1993 (insider dealing) in relation to such information; and

         (b) neither of them shall deal in or arrange any dealing in or require or encourage others to deal or arrange deals in and shall not otherwise base on the Confidential Information any behaviour (including any action or inaction) in relation to any securities or other qualifying investments to which such information relates (including behaviour referred to in section 118(6) of the Financial Services and markets Act ("FSMA") which would or might constitute market abuse (as defined in section 118 of FSMA).

     9) No Employment Clause Rupert Lea, the Consultant and any other successor company (together, a "Party") and Bruno Sangle-Ferriere, the Manager and any other successor company (together, a "Party") agree that, they will not recruit any director or employee of the other Party within one year of the date of the final Completion Notice, unless agreed otherwise.

     10) Assignment and Third Party Rights

         (a) This Agreement is personal to the Manager and the Consultant and shall not be capable of assignment by the Manager and the Consultant or of being transferred by them.

         (b) A person who is not a party to this Agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 but this does not affect any right or remedy of a third party which exists or is available other than under such Act.

     11) Entire Agreement and Relationship

         This Agreement constitutes the entire agreement and understanding of the parties and supersedes any previous agreement between the parties relating to the subject matter of this Agreement. This Agreement may not be amended or modified other than by an agreement in writing signed by each of the parties hereto.

     12)  Miscellaneous

         (a) No failure to exercise or delay in exercising any right or remedy under this Agreement shall constitute a waiver thereof and no single or partial exercise of any right or remedy under this Agreement shall preclude or restrict any further exercise of such right or remedy. The rights and remedies contained in this


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         Agreement are cumulative and not exclusive of any rights and remedies provided by law.

         (b) If any term or provision in this Agreement shall in whole or in part be held to any extent to be illegal or unenforceable under any enactment or rule of law that term or provision or part shall to that extent be deemed not to form part of this Agreement and the enforceability of the remainder of this Agreement shall not be affected thereby.

         (c) The Consultant is employed as an independent consultant and is and shall not be deemed to be an employee, director or agent of the Manager (save for the purposes of the FSA rules) and nor shall it hold itself out as such for any purpose whatsoever.

         (d) Nothing in this Agreement (or any of the arrangements contemplated hereby) shall be deemed to create a partnership between the parties or any of them nor, save as may be expressly set out herein, constitute any party the agent of another party for any purpose.

         13) Governing Law

         (a) This Agreement shall be governed by and construed in accordance with English Law. The parties agree to the non-exclusive jurisdiction of the English courts for the resolution of any dispute arising hereunder.

         (b) Each of the parties irrevocably consents to any process in any legal action or proceedings arising out of or in connection with this Agreement being served on them in accordance with the provisions of this Agreement relating to service of communications. Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law.

         14) Counterparts

         (a) This Agreement may be executed in any number of counterparts and by the parties on separate counterparts, but shall not be effective until each of the parties has executed at least one counterpart.

         (b) Each counterpart shall constitute an original agreement but all the counterparts together shall constitute one and the same instrument.


                            [SIGNATURE PAGE FOLLOWS]

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         IN WITNESS WHEREOF, this Agreement has been duly signed by or on behalf of the parties hereto on the dates set forth below their respective signatures.



CARROUSEL CAPITAL LTD.              LEA GREEN LTD


By: /s/ Bruno Sangle-Ferriere       By: /s/ Susan Lea
    -------------------------           ----------------------
Name: Director                      Name: Susan Lea of Le Clos du Chemin,
                                    Les Grupiaux, St Peter, Jersey JEJ 7ED

Title: Director                     Title: Director
Date: April 5, 2004                 Date: April 5, 2004


Address for Notices:                Address for Notices:
3A Harrington Road
London SW7 3ES
Phone: 44-207-823-7044
Fax: 44-207-591-3829
Attention: Bruno Sangle-Ferriere    Attention: Rupert Lea


BRUNO SANGLE-FERRIERE               RUPERT LEA

/s/ Bruno Sangle-Ferriere           /s/ Rupert Lea
    -------------------------           -------------------
Date: April 5, 2004                 Date: April 5, 2004